ITEM 77Q(e)(iii) - COPIES OF ANY NEW OR AMENDED REGISTRANT INVESTMENT ADVISORY CONTRACTS


LSV Asset Management
December 8, 2004



MTB Investment Advisors, Inc.
100 East Pratt Street, 17th Floor
Baltimore, Maryland  21201

	Re:  Subadvisory Relationship

Ladies and Gentlemen:

	As you know, LSV Asset Management ("LSV") currently subadvises the value equity portion of the MTB Small Cap Stock Fund (the "Small Cap Fund"). Commencing on December 8, 2004, LSV will also subadvise the value equity portion of the MTB Mid Cap Stock Fund (the "Mid Cap Fund").

	LSV will voluntarily implement a waiver of a portion of the subadvisory compensation it receives from MTB Investment Advisors, Inc. ("MTBIA") for managing the assets of the Small Cap Fund and Mid Cap Fund. The fee waiver will be calculated based on the total subadvisory fee LSV receives from MTBIA for managing these two funds and will reduce proportionately the subadvisory fee for each Fund based on assets under LSV management.

	The amount of the waiver for each Fund will be calculated monthly as follows:

	(a)	calculate a "Base Fee Rate," expressed as a percentage,
for the Mid Cap Fund by multiplying the rate (the "Base Rate") provided in the Fund's subadvisory contract by the aggregate average daily net assets of the Mid Cap Fund managed by LSV (the "LSV Mid Cap Assets");

	(b)	calculate a "Combined Fee Rate," expressed as a percentage,
by multiplying the Base Rate applicable to the Mid Cap Fund by the total of the aggregate average daily net assets of the Small Cap Fund and Mid Cap Fund managed by LSV (the "Combined LSV Assets");

	(c)	subtract the Combined Fee Rate from the Base Fee Rate for
the Mid Cap Fund (the resulting amount, the "Fee Reduction Percentage");

	(d)	multiplying the Fee Reduction Percentage by the LSV Mid
Cap Assets (the result, the "Fee Reduction Amount");

	(e)	multiply the Fee Reduction Amount by a ratio, the
numerator of which is the average daily net assets of the Small Cap Fund managed by LSV and the denominator of which is the Combined LSV Assets (the "Small Cap Fee Reduction");

	(f)	multiply the Fee Reduction Amount by a ratio, the
numerator of which is the LSV Mid Cap Assets and the denominator of which is the Combined LSV Assets (the "Mid Cap Fee Reduction");

	(g) 	subtract the Small Cap Fee Reduction from the Base
Rate calculated under the Small Cap Fund subadvisory agreement; the difference is the amount of the advisory fee after giving effect to the voluntary waiver; and

	(h)	subtract the Mid Cap Fee Reduction from the Base Rate
calculated under the Mid Cap Fund subadvisory agreement, the difference is the amount of the advisory fee after giving effect to the voluntary waiver.

	LSV understands that the amount of the waiver will be applied against each monthly fee invoice.

	We look forward to our expanded relationship with the MTB Funds and MTBIA.

Sincerely,


LSV ASSET MANAGEMENT



By:  /s/ Tremaine Atkinson
Name:  Tremaine Atkinson
Title:  Chief Operating Officer


	(h)	subtract the Mid Cap Fee Reduction from the Base Rate
calculated under the Mid Cap Fund subadvisory agreement, the difference is the amount of the advisory fee after giving effect to the voluntary waiver.

	LSV understands that the amount of the waiver will be applied against each monthly fee invoice.

	We look forward to our expanded relationship with the MTB Funds and MTBIA.

Sincerely,

LSV ASSET MANAGEMENT



By:  /s/ Tremaine Atkinson
Name:  Tremaine Atkinson
Title:  Chief Operating Officer